EXHIBIT 21
LIN Subsidiaries

Jurisdiction of
Subsidiary	Incorporation
Indiana Broadcasting LLC	Delaware
KXAN, Inc.	Delaware
KXTX Holdings, Inc.	Delaware
LIN of Alabama, LLC	Delaware
LIN of Colorado, LLC	Delaware
LIN of New Mexico, LLC	Delaware
LIN of Wisconsin, LLC	Delaware
LIN Television Corporation	Delaware
LIN Television of Texas, Inc.	Delaware
LIN Television of Texas, L.P.	Delaware
North Texas Broadcasting Corporation	Delaware
Primeland Television, Inc.	Delaware
TVL Broadcasting of Rhode Island, LLC	Delaware
TVL Broadcasting, Inc.	Delaware
WAVY Broadcasting, LLC	Delaware
WDTN Broadcasting, LLC	Delaware
WIVB Broadcasting, LLC	Delaware
WOOD License Co., LLC	Delaware
WOOD Television, Inc.	Delaware
WTNH Broadcasting, Inc.	Delaware
WUPW Broadcasting, LLC	Delaware
WWHO Broadcasting, LLC	Delaware
WWLP Broadcasting, LLC	Delaware